                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                        OF YOUTHSTREAM ACQUISITION CORP.
                             A DELAWARE CORPORATION

     YOUTHSTREAM ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), certifies as follows:

     1. The name of the Corporation is YOUTHSTREAM ACQUISITION CORP. The
Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 2004.

     2. Pursuant to Sections 242 and 245 of the General Corporation Law of the
State of Delaware, this Certificate of Incorporation was adopted by the
Corporation's Board of Directors (the "BOARD") and stockholders.

     3. The text of the Corporation's Certificate of Incorporation is as set
forth below:

                                   ARTICLE I.

     The name of the Corporation is YouthStream Acquisition Corp.

                                  ARTICLE II.

     The address of the registered office of the Corporation in the State of
Delaware is 615 South DuPont Highway, Kent County, Dover, Delaware 19901. The
name of its registered agent at such address is National Corporate Research,
Ltd.

                                  ARTICLE II-A.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation
Law.

                                  ARTICLE III.

     A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK."
There shall be two (2) series of Common Stock to be designated, respectively,
"SERIES A COMMON STOCK" and "SERIES B COMMON STOCK." There shall be two (2)
series of Preferred Stock to be designated, respectively, "SERIES A PREFERRED
STOCK" and "SERIES B PREFERRED STOCK." The total number of shares that the
Corporation is authorized to issue is One Hundred Thirty Thousand (130,000).
Sixty-Four Thousand Eight (64,008) shares shall be Series A Common Stock, par value $0.0001 per share; Fifteen Thousand Nine Hundred Ninety Two (15,992)
shares shall be Series B Common Stock, par value $0.0001 per share; Twenty-Five
Thousand (25,000) shares shall be Series A Preferred Stock, par value $0.0001 per share; and Twenty-Five Thousand (25,000) shares shall be Series B Preferred
Stock, par value $0.0001 per share.

     B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, restrictions and other matters relating to the Series A Preferred
Stock and Series B Preferred Stock are as follows (note: Section references within this Article III.B. are to other Sections within this Article III.B.
unless otherwise expressly provided):

     1. Dividend Provisions.

         (a) The holders of shares of Series A Preferred Stock shall be entitled to receive cumulative dividends with respect to each share of Series A Preferred
Stock commencing on the original issue date with respect to each such share at the annual rate of thirteen percent (13%) of the sum of (x) the Original Series
A Issue Price (defined below) and (y) the sum of all then accrued but unpaid dividends with respect to each such share of Series A Preferred Stock based on a
365-day year and the number of days actually elapsed. Such dividends shall accrue daily and shall be payable out of, and to the extent of, any assets legally available therefor when and as declared by the Board; provided, however, that if not earlier paid, such dividends shall be payable upon the earlier of
(x) a Liquidation (as defined in Section 2 below) or (y) a redemption of the
Series A Preferred Stock pursuant to Section 3 below. For purposes of this
Certificate of Incorporation, the term "LEGALLY AVAILABLE" at any time, shall mean all cash and cash equivalents of the Corporation that are available for distribution under the Delaware General Corporation Law at such time.

         (b) The holders of the shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets legally available therefor, dividends at a rate of One Cent ($0.01) per share;
provided, however, that at no time shall any holder of a share of Series B
Preferred Stock be entitled to receive any dividend in respect of such share of
Series B Preferred Stock if at such time the Series A Preferred Stock has not been redeemed in full pursuant to Section 3 below.

     2. Liquidation Preference. As used herein, the "ORIGINAL SERIES A ISSUE
PRICE" is equal to One Thousand Dollars ($1,000) per share (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) and the "ORIGINAL SERIES B ISSUE PRICE" is equal to One
Thousand Dollars ($1,000) per share (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations).

         (a) In the event of any liquidation, dissolution or winding up of the
Corporation (each, a "LIQUIDATION"), either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, on a pari pasu basis, and prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series B Preferred Stock or the holders of the Common Stock, by reason of their ownership thereof, an amount per share equal to (i) the Original Series A Issue Price for each outstanding share of
Series A Preferred Stock and (ii) all accrued but unpaid dividends with respect thereto. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts (the "SERIES A LIQUIDATION PREFERENCE"), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock. Upon the completion of the distribution in full of the Series A Liquidation Preference to the holders of the Series A Preferred Stock, and prior and in

                                      -2-

preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, the holders of the Series B Preferred Stock, by reason of their ownership thereof, shall be entitled to receive an amount per share equal to (i) the Original Series B Issue Price for each outstanding share of Series B Preferred Stock and (ii) all declared but unpaid dividends with respect thereto. Upon the completion of the distribution in full of the Series A
Liquidation Preference and the Series B Liquidation Preference, the remaining assets of the corporation legally available for distribution shall be distributed among the holders of the Common Stock.

         (b) For purposes of this Section 2, a Liquidation shall be deemed to be occasioned by, or to include, a sale, conveyance or other disposal or encumbrance of (other than pursuant to a credit arrangement in the ordinary course of business), after the date this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, all or substantially all of the assets of the Corporation or a merger into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation or a transaction in which the stockholders of the Corporation immediately prior to such transaction hold more than fifty percent (50%) of the voting power of the entity surviving such transaction) or any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the
Corporation is disposed of.

               (i) In any of such events, if the consideration received by the
Corporation is other than cash, its value will be deemed its fair market value.
Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other
similar restrictions on free marketability:

                         (1) If traded on a securities exchange, the value shall
be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) days prior to the closing;

                         (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30)-day period ending three (3) days prior to the closing; and

                         (3) If there is no active public market, the value
shall be the fair market value thereof as determined in good faith by the Board.

                    (B) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined in accordance with (A) (1), (2) or (3) above to reflect the approximate fair market value thereof, as determined in good faith by the Board.

               (ii) In the event the requirements of this Section 2(b) are not complied with, the Corporation shall forthwith either:

                                      -3-

                    (A) cause such closing to be postponed until such time as
the requirements of this Section 2(b) have been complied with; or

                    (B) cancel such transaction, in which event the rights,
preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section
2(b)(iii) below.

               (iii) The Corporation shall give each holder of record of Series
A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2(b), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

     3. Redemption Rights. The Preferred Stock shall be redeemable as follows:

         (a) Redemption.

               (i) The Series A Preferred Stock shall be redeemed by the
Corporation out of, and to the extent of, any assets legally available therefor on the earlier to occur of (x) any Liquidation, (y) the occurrence of an "Event of Default" under and as defined in that certain Note Purchase Agreement dated as of February 22, 2005 to which the Corporation is a party or (z) on the second
(2nd) anniversary of the date upon which the first share of Series A Preferred
Stock was sold by this Corporation (the "ORIGINAL SERIES A ISSUE DATE"), by paying in cash therefor a sum equal to the Series A Redemption Price (defined below); provided, however, that in event that assets legally available for redemption would be insufficient to redeem shares of Series A Preferred Stock with an aggregate Series A Redemption Price of at least Four Million Dollars
($4,000,000) then prior to making any such redemption the Corporation shall first obtain the consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock. The "SERIES A REDEMPTION PRICE" shall be, with respect to each outstanding share of Series A Preferred Stock, the sum of
(x) the Original Series A Issue Price and (y) an amount equal to all accrued but unpaid dividends with respect thereto.

               (ii) The Series B Preferred Stock shall be redeemed by the
Corporation out any assets legally available therefor beginning on the first day of the first month following the month in which the Series A Preferred Stock has been redeemed in full, by paying in cash therefor a sum equal to the Series B
Redemption Price. The "SERIES B REDEMPTION PRICE" shall be, with respect to each outstanding share of Series B Preferred Stock, the sum of (x) the Original
Series B Issue Price and (y) an amount equal to all accrued but unpaid dividends with respect thereto.

                                      -4-

         (b) Redemption Procedures.

               (i) Except as otherwise agreed to by the holders of not less than a majority of the then outstanding Series A Preferred Stock, at least fifteen
(15) but no more than thirty (30) days prior to the date fixed for any redemption of any shares of Preferred Stock (the "REDEMPTION DATE"), written notice (the "REDEMPTION NOTICE") shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice or if no such address appears or is given, at the place where the principal executive office of this Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Series A Redemption Price or Series B
Redemption Price, as applicable, and the place at which payment may be obtained, and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed. Except as provided in Section 3(b)(ii) below, on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Redemption Price or Series B Redemption Price, as
applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (ii) If the assets of this Corporation legally available for redemption of outstanding shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, and subject to Section 3(a) above (including, without limitation, the requirement that in no event shall a redemption be made in an amount less than Four Million Dollars ($4,000,000) without the consent of the holders of a majority of the then outstanding shares of Series A Preferred
Stock), those assets which are legally available will be used to redeem the maximum possible number of such shares of Preferred Stock ratably among the holders of such shares of Preferred Stock to be redeemed. The shares of
Preferred Stock not redeemed shall remain outstanding and will be entitled to all the rights and preferences provided herein. At any time thereafter when additional assets of this Corporation are legally available for the redemption of shares of Preferred Stock, such assets shall immediately be used to redeem the balance of the shares which this Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed; provided, however, that the Corporation shall determine whether it has assets legally available for redemption of unredeemed shares of Preferred Stock (and, if assets are then legally available, shall make such redemptions) not less than once per calendar quarter.

               (iii) From and after the Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of such shares to be redeemed as holders of such series of Preferred
Stock (except the right to receive their Redemption Price, without interest, upon surrender of their certificate or certificates) shall cease

                                      -5-

with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

               (iv) Except as otherwise agreed to by the holders of not less than a majority of the then outstanding Series A Preferred Stock, at least three
(3) days prior to the Redemption Date, this Corporation shall deposit the aggregate Series A Redemption Price or Series B Redemption Price, as applicable, of all outstanding shares of Series A Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed, with a bank or trust company, as a trust fund for the benefit of the holders of the shares designated for redemption and not yet redeemed. Simultaneously, this Corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the Redemption Date or prior thereto, the Series A Redemption Price or
Series B Redemption Price, as applicable, to the holders thereof upon surrender of their certificates. The balance of any monies deposited by this Corporation pursuant to this Section 3(b)(iv) remaining unclaimed at the expiration of two
(2) years following the applicable Redemption Date shall thereafter be returned to this Corporation.

     4. Conversion. The Preferred Stock is not convertible into Common Stock.

     5. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article III and in the taking of all such action as may be necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series A Preferred Stock and Series B Preferred Stock against impairment.

     6. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     7. Notices. Any notice required by the provisions of this Article III to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the
Corporation.

     8. Voting Rights. Except as provided in Section 9 below, the holders of
Preferred Stock shall have no voting rights.

     9. Protective Provisions. So long as any share of Series A Preferred Stock remains outstanding, the Corporation shall not, after the date this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, without first obtaining the approval (by vote or

                                      -6-

written consent) of the holders of a majority of the then outstanding shares of
Series A Preferred Stock:

         (a) amend or waive any provision of this Certificate of Incorporation or the Bylaws of the Corporation that adversely alters or changes the rights, preferences or privileges of the outstanding shares of Series A Preferred Stock;

         (b) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series
A Preferred Stock with respect to redemption, dividends or upon liquidation;

         (c) sell, convey or otherwise dispose of or encumber (other than pursuant to a credit arrangement in the ordinary course of business) all or substantially all of its assets or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent
(50%) of the voting power of the Corporation is disposed of;

         (d) redeem any shares of Common Stock (other than repurchases of stock from any of the Corporation's employees, directors or consultants upon the termination of service of such persons or repurchases of shares in connection with the Corporation's stock option or compensation plans); or

         (e) declare or pay any dividend on any shares of Common Stock or
Preferred Stock, except as otherwise set forth in Section B.1(a) above.

     C. Common Stock.

     1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

     2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Article III.B.2.

     3. Redemption. The Common Stock is not redeemable.

     4. Voting Rights. Without limiting the provisions of Article III.B.9 above, the holder of each share of Series A Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except to the extent required by law, the holders of the Series B Common Stock shall have no voting rights.

                                      -7-

                                   ARTICLE IV.

     A. Exculpation. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General
Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the
Corporation's stockholders, further reductions in the liability of the
Corporation's directors for breach of fiduciary duty, then a director of the
Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

     B. Indemnification. To the extent permitted by applicable law, the
Corporation is also authorized to provide indemnification of (and advancement of expenses to) any director, officer or agent of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the
Delaware General Corporation Law, subject only to limits created by applicable
Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

     C. Effect of Repeal or Modification. Any repeal or modification of any of the foregoing provisions of this Article IV shall not adversely affect any right or protection of a director, officer or agent of the Corporation (or any other person to which Delaware law permits the Corporation to provide indemnification)
existing at the time of, or increase the liability of any director, officer or agent of the Corporation (or other person) with respect to any acts or omissions of such director, officer or agent (or other person) occurring prior to, such repeal or modification.

                                   ARTICLE V.

     The Corporation shall have perpetual existence.

                                   ARTICLE VI.

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

                                  ARTICLE VII.

     Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

                                      -8-

                                  ARTICLE VIII.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed effective as of the 28th day of February, 2005.

                                      YOUTHSTREAM ACQUISITION CORP.

                                      By: /S/ JONATHAN DIAMOND
                                          --------------------------------------
                                          Jonathan Diamond, President and
                                          Chief Executive Officer

                                      -9-